Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Don Tomoff Vice President, Finance and Treasurer Jo-Ann Stores, Inc. 330/463-6815 http://www.joann.com

JO-ANN STORES ANNOUNCES NOVEMBER SALES RESULTS

HUDSON, OH – December 1, 2005 – Jo-Ann Stores, Inc. (NYSE:JAS) reported today that November net sales decreased 0.4% to $190.2 million from $190.9 million in the same period last year. November same-store sales decreased 6.1% compared to a same-store sales increase of 2.7% last year.

Year-to-date net sales increased 3.8% to $1.469 billion from $1.415 billion in the prior year. Year-to-date same-store sales decreased 0.6%, versus a same-store sales increase of 2.7% for last year.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 689 Jo-Ann Fabrics and Crafts traditional stores and 154 Jo-Ann superstores.